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Deborah K. Pawlowski
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FOR IMMEDIATE RELEASE

MOD-PAC CORP. Selected by Proforma as a Preferred Supplier

Multi-million dollar agreement with Leading North American Print Distributor

BUFFALO, NY, January 3, 2006 -- MOD-PAC CORP. (NASDAQ: MPAC) a commercial on demand printer and manufacturer of custom paperboard packaging, announced today that they have signed an agreement with Proforma to become a "Preferred Limited Partner" (PLP). A PLP is a designated preferred supplier for Porforma's large distribution network. Proforma is one of North America's leading distributors of promotional products, printed materials, business documents and e-solutions. Proforma has recently been ranked as the second largest distributor of printed materials by industry publication Print Solutions. The contract names MOD-PAC as a preferred supplier for Proforma's more than 650 office locations throughout the United States and Canada.

Print distributors supply businesses of all sizes with a variety of commercial print products, such as business forms and documents, marketing and sales materials, binders, catalogues, custom packaging, print management programs and promotional products, with the top 100 distributors in the industry generating over $2.3 billion in annual sales. Proforma's 2005 sales will exceed $280 million, with more than $100 million in commercial print sales.

Daniel G. Keane, President and CEO of MOD-PAC comments, "We have been aggressively targeting the print distribution industry because we recognized the potential to better address this severely underserved market. Nationwide print distributors, such as Proforma, must often rely on a patchwork of small, geographically constrained printers or are underserved by large regional printers who can't deliver on their promises. MOD-PAC has the resources, speed and expertise needed to service this large market and deliver quality products in a geographically diverse area."

Mr. Keane went on to say, "Becoming a preferred supplier with Proforma is a significant win for us. We expect this program to ramp-up very quickly and will be working with the Proforma staff to educate the over 650 franchise owners on our products and services. We will provide a branded web portal to enable Proforma business owners to easily identify and order the desired MOD-PAC products. We anticipate $2 - 5 million in revenue in the first year of this contract and anticipate growing our share of their business over time."

ABOUT MOD-PAC CORP.

MOD-PAC CORP. is a rapidly growing, high value-added print services firm operating a unique low-cost business model. MOD-PAC's strategy is to capture the market currently served by thousands of printers with under $5 million in annual print volume. By leveraging its capabilities to innovate and aggressively integrate technology into its marketing and operations, and to provide economically-priced, short run, on demand print products and services within its superprint facility, it can capture a large part of a $25 billion small print shop market.

Consistently outpacing the printing industry in growth and profits, MOD-PAC's key differentiator is its success at being a just-in-time producer of short-run, quality on demand print products. The Company applies lean manufacturing processes coupled with state-of-the-art printing technologies to challenge its competition and expand its market share.

Additional information on MOD-PAC can be found at its recently re-launched website: http://www.modpac.com

ABOUT PROFORMA

With over 25 years of experience, Proforma remains clearly focused on meeting the graphic communications and business solutions needs of North American businesses and organizations. As the second largest provider of promotional products, printing, business documents, and e-solutions in the United States, Proforma has received numerous awards and is recognized by ASI as one of the ten largest distributors of promotional products. Proforma serves over 30,000 clients through more than 650 member offices in North America. The Proforma Worldwide Support Center is located in Cleveland, Ohio.

Additional information on Proforma can be found at: www.proforma.com

Safe Harbor Statement: This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. One can identify these forward-looking statements by the use of the words such as "expect," "anticipate," "plan," "may," "will," "estimate" or other similar expressions. Because such statements apply to future events, they are subject to risks and uncertainties that could cause the actual results to differ materially. Important factors, which could cause actual results to differ materially, include market events, competitive pressures, changes in technology, customers preferences and choices, success at entering new markets, the execution of its strategy, marketing and sales plans, and other factors which are described in MOD-PAC's annual report on Form 10K on file with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this press release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.